EXHIBIT 21


SUBSIDIARIES OF REGISTRANT

         General Electric's principal affiliates as of December 31, 1996, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant affiliate.

Affiliates of Registrant included in Registrant's Financial Statements.

                                               PERCENTAGE OF
                                             VOTING SECURITIES      STATE OR
                                               OWNED BY THE        COUNTRY OF
                                                 IMMEDIATE      INCORPORATION OR
                                                PARENT (1)        ORGANIZATION
                                                ----------        ------------

Caribe General Electric Products, Inc.             100             Delaware
General Electric Canadian Holdings Limited         100             Canada
General Electric Capital Services, Inc.            100             Delaware
   General Electric Capital Corporation            100             New York
   GE Global Insurance Holding Corporation         100             Missouri
GE Engine Services Distribution, LLC               100             Delaware
GE Information Services, Inc.                      100             Delaware
General Electric International, Inc.               100             Delaware
General Electric Plastics B.V.                     100             Netherlands
GE Plastics Pacific Pte. Ltd.                      100             Singapore
GE Yokogawa Medical Systems, Ltd.                   75             Japan
National Broadcasting Company, Inc.                100             Delaware
Nuovo Pignone SpA                                   81             Italy


Notes

(1) With respect to certain companies, shares in names of nominees and qualifying shares in names of directors are included in above percentages.